Exhibit 5.1

[Haynes and Boone, LLP Letterhead]

October 13, 2006

Cano Petroleum, Inc.
801 Cherry St., Suite 3200
Fort Worth, TX 76102

Re: Registration Statement on Form S-1

Dear Sirs:

We have acted as counsel for Cano Petroleum, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 under the Securities Act of 1933, as amended (“Registration Statement”), with respect to the resale of up to 21,126,115 shares of its common stock, par value $0.0001 per share (the “Shares”).  Of the Shares being registered, 8,375,567 Shares are currently issued and outstanding (the “Current Shares”); 8,541,913 Shares are currently issuable upon conversion of the 49,116 currently outstanding shares of Series D Convertible Preferred Stock  (the “Preferred Stock”) and 2,562,573 Shares are issuable upon conversion of the Preferred Stock upon any decrease in the conversion price and/or the receipt of dividends in common stock upon conversion (collectively, the “Conversion Shares”); and 1,646,062 Shares are issuable upon exercise of currently outstanding warrants (the “Warrant Shares”) that are exercisable beginning on March 5, 2006.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have examined and relied upon a copy of the Stock Purchase Agreement by and among the Company, W.O. Energy of Nevada, Inc., Miles O’Loughlin and Scott White dated November 29, 2005 (the “Stock Purchase Agreement”), the Securities Purchase Agreement dated August 25, 2006 by and among the Company and the investors listed therein (the “Securities Purchase Agreement”), the Certificate of Designations of the Preferred Stock dated August 31, 2006, the warrant agreements (the “Warrants”) dated September 6, 2006 relating to the Warrant Shares and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.

As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, the Bylaws, certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy. Finally, we have assumed that all formalities required by the Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware will be complied with when the Conversion Shares are issued upon conversion of the Notes and the Warrant Shares are issued upon exercise of the Warrants.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.                             The Conversion Shares to be issued upon conversion of the Preferred Stock have been duly authorized for issuance by the Board of Directors of the Company upon due conversion of the Preferred Stock by the holders thereof in accordance with the terms of the Certificate of Designations of the Preferred Stock.

2.                             The Warrant Shares to be issued upon the exercise of the Warrants have been duly authorized for issuance by the Board of Directors of the Company upon due exercise of the Warrants by the holders thereof in accordance with the terms of the Warrants.

3.                             The Current Shares that are currently issued and outstanding were duly authorized for issuance when issued.

4.                             The Conversion Shares, when issued upon due conversion of the Preferred Stock by the holders thereof in accordance with the terms of the Certificate of Designations of the Preferred Stock, will be validly issued, fully paid and non-assessable.

5.                             The Warrant Shares, when issued upon due exercise of the Warrants by the holders thereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

6.                             The Current Shares are validly issued, fully paid and non-assessable.

The opinions expressed above are specifically limited to the General Corporation Laws, as amended, of the State of Delaware and the federal laws of the United States of America.  General Corporation Laws shall for this purpose be deemed to include all applicable provisions of the Delaware General Corporation Law as currently in effect, the terms of the Delaware Constitution and all judicial decisions of the Court of Chancery of the State of Delaware.

This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP